Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert World Values Fund, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated November 24, 2014, with respect to the financial statements of the Calvert Capital Accumulation Fund, Calvert International Equity Fund, Calvert International Opportunities Fund, and Calvert Emerging Markets Equity Fund, each a series of the Calvert World Values Fund, Inc., as of September 30, 2014, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2015